   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           HILTON HOTELS CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                36-2058176
    (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                Identification No.)

                           --------------------------

                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 278-4321
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              WILLIAM C. LEBO, JR.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           HILTON HOTELS CORPORATION
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210
                                 (310) 278-4321

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

                Brian G. Cartwright                                   Nicholas P. Saggese
                  Latham & Watkins                         Skadden, Arps, Slate, Meagher & Flom, LLP
         633 West Fifth Street, Suite 4000                     300 South Grand Avenue, Suite 3400
           Los Angeles, California 90071                         Los Angeles, California 90071
                   (213) 485-1234                                        (213) 687-5000

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        From time to time after the effective date of this Registration
                 Statement as determined by market conditions.
                           --------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest investment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED MAXIMUM
                            TITLE OF EACH CLASS OF                                    AGGREGATE             AMOUNT OF
                          SECURITIES TO BE REGISTERED                             OFFERING PRICE(1)    REGISTRATION FEE(2)
Debt Securities, Preferred Stock, $1.00 par value, Depositary Shares, Common
  Stock, $2.50 par value, and Warrants.........................................     $1,000,000,000           $303,031
Series A Junior Participating Preferred Stock Purchase Rights ("Rights")(3)....           *                     *

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

(2) Amount calculated pursuant to Section 6(b) under the Securities Act.

(3) The Rights are initially carried and traded with the Common Stock. The value attributable to the Rights, if any, is reflected in the value of the Common Stock.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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     SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED DECEMBER 23, 1996 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                 $1,000,000,000

                                     [LOGO]

                        DEBT SECURITIES, PREFERRED STOCK
                  DEPOSITARY SHARES, COMMON STOCK AND WARRANTS
                               ------------------

    Hilton Hotels Corporation, a Delaware Corporation (the "Company" or "Hilton"), may offer from time to time in one or more series (i) its debt securities consisting of debentures, notes or other evidences of indebtedness (the "Debt Securities"), (ii) shares or fractional shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), (iii) shares of its Preferred Stock represented by depositary shares (the "Depositary Shares"), (iv) shares of its common stock, par value $2.50 per share (the "Common Stock"), or
(iv) warrants to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (the "Warrants"), with an aggregate public offering price of up to $1,000,000,000 (or the equivalent if the securities are denominated in foreign currency or foreign currency units). The Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in one or more separate classes or series and in amounts, at prices and on terms to be determined at the time of offering and to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, designated currency (or currency unit), purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms (if any) for the subordination, redemption or conversion thereof, and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, liquidation preference, purchase price, dividend, voting, redemption and conversion provisions and any other specific terms of the Preferred Stock; (iii) in the case of Depositary Shares, the aggregate number of shares offered, the fractional share of Preferred Stock represented by each such Depositary Share and the purchase price; (iv) in the case of Common Stock, the number of shares, purchase price and terms of the offering and sale thereof; and
(v) in the case of Warrants, the specific designation, number, duration, purchase price, exercise price, detachability and any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain material United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
 NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD,
   THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE REGULATORY AUTHORITY OF
       ANY OTHER STATE HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED
            HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
             MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                               CONTRARY IS UNLAWFUL.
                            ------------------------

    The Offered Securities may be offered to or through underwriters, dealers or agents designated from time to time, as set forth in the applicable Prospectus Supplement, and may be offered to other purchasers directly by the Company. Certain terms of the offering and sale of Offered Securities, including, where applicable, the names of any underwriters, dealers or agents, any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, and the proceeds to the Company from such sale, will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

    No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of the Offered Securities.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER     , 1996

    No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement shall constitute an offer to sell or a solicitation of an offer to buy Offered Securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any Prospectus Supplement is correct as of any date subsequent to the date hereof or of such Prospectus Supplement.

    IN CONNECTION WITH THE OFFERING OF CERTAIN OFFERED SECURITIES, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus and any Prospectus Supplement do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, registration statements and other information with the Commission. Such reports, proxy statements, registration statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the Commission. Certain securities of the Company are listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, and 618 South Spring Street, Los Angeles, California 90014.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which the Company has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus.

        (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Form 10-K");

        (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

        (c) Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1996 filed with the Commission on May 7, 1996;

        (d) Current Reports on Form 8-K dated June 6, 1996, August 29, 1996, September 19, 1996 and December 20, 1996;

        (e) Description of the Company's Common Stock included in a Registration Statement on Form 8-A filed with the Commission on May 18, 1986;

        (f) Description of the Rights included in a Registration Statement on Form 8-A filed with the Commission on July 22, 1988; and

        (g) Description of the Company's Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock included in a Registration Statement on Form 8-A filed with the Commission on November 25, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any Prospectus Supplement to the extent that a statement contained herein or in any Prospectus Supplement (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement except as so modified or superseded.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to the attention of Cheryl L. Marsh, Vice President and Corporate Secretary, Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, California 90210 (telephone number (310) 278-4321).

                                  THE COMPANY

    The Company is a leading owner and operator of full service hotels and hotel-casinos in the United States. The Hilton name is one of the best recognized and most respected lodging brands in the world. The Company owns, leases and operates major lodging and gaming properties in gateway cities, urban and suburban centers and resort areas.

    On December 18, 1996, Hilton consummated a merger with Bally Entertainment Corporation ("Bally"), pursuant to which Bally was merged with and into Hilton (the "Merger"), with Hilton surviving the Merger. Pursuant to the Merger, Hilton acquired Bally's interests in casinos and casino hotel resorts, including Bally's Park Place Casino - Resort and The Grand casino hotel resort in Atlantic City, New Jersey; Bally's Las Vegas casino hotel resort in Las Vegas, Nevada; Bally's Casino -STAR- Lakeshore Resort, a riverboat casino on Lake Pontchartrain in New Orleans, Louisiana; and Bally's Saloon -STAR-Gambling Hall -STAR- Hotel, a dockside casino and hotel in Robinsonville, Mississippi near Memphis, Tennessee.

    The Company's executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, and its telephone number is (310) 278-4321.

                                USE OF PROCEEDS

    Except as otherwise set forth in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the repayment, redemption or repurchase of existing indebtedness, additions to working capital, the acquisition of, or investment in, new or existing properties and the financing of capital expenditures. Funds not required immediately for such purposes may be invested temporarily in short-term investment grade securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's unaudited ratios of earnings to fixed charges for the periods indicated.

                                                           NINE MONTHS
                                                       ENDED SEPTEMBER 30,
              YEARS ENDED DECEMBER 31,
-----------------------------------------------------  --------------------
  1991       1992       1993       1994       1995       1995       1996
---------  ---------  ---------  ---------  ---------  ---------  ---------
2.6              2.9        2.7        2.8        3.2        2.8        4.2


    The ratio of earnings to fixed charges is calculated by dividing (i) income before income taxes and minority interest plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest.

                         DESCRIPTION OF DEBT SECURITIES

    The following sets forth certain general terms and provisions of the Indenture (as defined below) under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities offered hereby will be issued under one or more indentures, each dated as of a date on or before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (the "Indenture") will be entered into between the Company, as obligor, and a trustee chosen by the Company (the "Trustee") and qualified to act as such under the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. The terms of the Indenture are also governed by certain provisions contained in the TIA. Certain capitalized terms used below but not defined herein have the meanings ascribed to them in the Indenture.

GENERAL

    The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a Board Resolution or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

    The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustees with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee thereunder, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

         (1)  The title of such Debt Securities;

         (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity or upon redemption thereof and the rate or rates at which original issue discount ("OID") will accrue;

         (4) The date or dates on which the principal of such Debt Securities will be payable (or the method by which such date or dates will be determined);

         (5) The rate or rates (which may be fixed or variable) and, if applicable, the method used to determine the rate, at which such Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, and the circumstances, if any, in which the Company may defer interest payments, the dates on which such interest shall be payable and the record date for the interest payable on any interest payment date;

         (6) The place or places where principal of, premium, if any, and interest on such Debt Securities will be payable (or the method of such payment), and such Debt Securities may be surrendered for conversion or registration of transfer or exchange;

         (7) The obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the right, if any, of the Company to redeem such Debt Securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed;

         (8) The denominations in which such Debt Securities are issuable, if other than denominations of $1,000 and any integral multiple thereof;

         (9) Whether such Debt Securities are to be issued at a discount and the portion of the principal amount of such Debt Securities that shall be payable upon acceleration, if other than the principal amount thereof;

        (10) Provisions, if any, for the defeasance or discharge of certain of the Company's obligations with respect to such Debt Securities, which provisions may be in addition to, in substitution for, or in modification of (or any combination of the foregoing), the provisions of the Indenture;

        (11)  Whether such Debt Securities will be in registered or bearer form;

        (12) The currency or currencies in which payment of principal of and interest on such Debt Securities will be made;

        (13) If payments of principal of, premium, if any, or interest on the Debt Securities are to be made in currency other than the denominated currency, the manner in which the exchange rate with respect to such payments will be determined;

        (14) The manner in which the amounts of payment of principal of, premium, if any, or interest on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which such Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

        (15) Any addition to, or modification or deletion of, any Events of Default or covenants set forth in the Indenture;

        (16) A discussion of any material and/or special United States Federal income tax considerations applicable to such Debt Securities;

        (17) Any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities other than those originally appointed;

        (18) Whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

        (19) Any rights of the holders of Debt Securities to convert the Debt Securities into other securities or property of the Company and, if so, the terms and conditions, which may be in addition to or in lieu of the provisions contained in the Indenture, upon which such Debt Securities will be convertible;

        (20) The terms, if any, on which such Debt Securities will be subordinate to other debt of the Company;

        (21)  Any listing of the Debt Securities on a securities exchange;

        (22) The provisions, if any, relating to any security provided for such Debt Securities; and

        (23) Any other terms of such Debt Securities, which other terms will not be inconsistent with the provisions of the Indenture.

    The Debt Securities may be sold at a discount below their principal amount. Even if the Debt Securities are not issued at a discount below their principal amount, such securities may, for United States Federal income tax purposes, be deemed to have been issued with OID because of certain interest payment characteristics. Special United States Federal income tax considerations applicable to Debt Securities issued with OID will be described in more detail in any applicable Prospectus Supplement. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities issuable in bearer form, offered exclusively to foreigners, or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, convey, transfer or lease its properties and assets substantially in their entirety (computed on a consolidated basis) to, another corporation, person or entity unless (i) either (a) in the case of a merger or consolidation, the Company is the surviving person or (b) the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, all the obligations of the Company under the Debt Securities and the Indenture, and (ii) immediately after such transaction no Default or Event of Default shall exist.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless specified in the Prospectus Supplement, the Debt Securities of any series shall be issuable only as Registered Securities in denominations of $1,000, and any integral multiple thereof, and shall be payable only in U.S. dollars. The Indenture also provides that Debt Securities of a series may be issuable in global form. See "Global Securities."

    Unless otherwise indicated in the Prospectus Supplement, Bearer Securities (other than in global form) will have Coupons attached.

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of like aggregate principal amount and of like Stated Maturity and with like terms and conditions. If so specified in the applicable Prospectus Supplement, at the option of the holder thereof, to the extent permitted by law, any Bearer Security of any series which by its terms is registrable as to principal and interest may be exchanged for a Registered Security of such series of like aggregate principal amount and of a like Stated Maturity and with like terms and conditions, upon surrender of such Bearer Security at the corporate trust office of the applicable Trustee or at any other office or agency of the Company designated for the purpose of making any such exchanges. Subject to certain exceptions, any Bearer Security issued with Coupons surrendered for exchange must be surrendered with all unmatured Coupons and any matured Coupons in default attached thereto.

    Notwithstanding the foregoing, the exchange of Bearer Securities for Registered Securities will be subject to the provisions of United States Federal income tax laws and regulations applicable to Debt Securities in effect at the time of such exchange.

    Except as otherwise specified in the Prospectus Supplement, in no event may Registered Securities including Registered Securities received in exchange for Bearer Securities, be exchanged for Bearer Securities.

    Upon surrender for registration of transfer of any Registered Security of any series at the office or agency of the Company maintained for such purpose, the Company shall deliver, in the name of the designated transferee, one or more new Registered Securities of the same series of like aggregate principal amount of such denominations as are authorized for Registered Securities of such series and of a like Stated Maturity and with like terms and conditions. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Company shall not be required (i) to register, transfer or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the transmission of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on the day of such transmission, or (ii) to register, transfer or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

EVENTS OF DEFAULT

    Events of Default defined in the Indenture with respect to Debt Securities of any series are: (a) default in the payment of any interest upon any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the applicable Trustee or to the Company and the applicable Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) the acceleration of the maturity of any indebtedness of the Company (other than Non-recourse Indebtedness (as defined below)), at any one time, in an amount in excess of the greater of (i) $25 million and (ii) 5% of Consolidated Net Tangible Assets (as defined below), if such acceleration is not annulled within 30 days after written notice to the Company by the Trustee and the holders of at least 25% in principal amount of the outstanding Debt Securities of that series; and (f) certain events of bankruptcy, insolvency or reorganization in respect of the Company. The Prospectus Supplement may provide for any other Event of Default with respect to Debt Securities of that particular series.

    "Non-recourse Indebtedness" means indebtedness the terms of which provide that the lender's claim for repayment of such indebtedness is limited solely to a claim against the property which secures such indebtedness.

    "Consolidated Net Tangible Assets" means the total amount of assets (including investments in Joint Ventures) of the Company and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of the Company and its subsidiaries (excluding (i) the current portion of long-term indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and
(b) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with generally accepted accounting principles.

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the applicable Trustee if given by the holders), declare to be due and payable immediately the principal (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) and premium, if any, of all Debt Securities of that series. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, subject to the Company having paid or deposited with such Trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. For information as to waiver of defaults see the discussion set forth below under "--Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

    No holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment.

    The Indenture requires the Company, within 120 days after the end of each fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the holders of Debt Securities.

MODIFICATION AND WAIVER

    Without prior notice to or consent of any holders, the Company and the applicable Trustee, at any time and from time to time, may modify the Indenture for any of the following purposes: (1) to evidence the succession of another corporation to the rights of the Company and the assumption by such successor of the covenants and obligations of the Company in the Indenture and in the Debt Securities in accordance with the terms of the Indenture; (2) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities (and if such covenants are to be for the benefit of less than all series, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred in the Indenture upon the Company; (3) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series, stating that such Events of Default are expressly being included solely to be applicable to such series); (4) to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance thereunder of Debt Securities of any series in bearer form, registrable or not registrable, and with or without Coupons, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Debt Securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of Debt Securities of any series or any related Coupons in any material respect; (5) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will become effective only when there is no outstanding Debt Security issued thereunder or Coupon of any series created prior to such modification which is entitled to the benefit of such provision and as to which such modification would apply; (6) to secure the Debt Securities issued thereunder or to provide that any of the Company's obligations under the Debt Securities or the Indenture shall be guaranteed and the terms and conditions for the release or substitution of such security or guarantee; (7) to supplement any of the provisions of the Indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that any such action will not adversely affect the interests of the holders of Debt Securities of such series or any other series of Debt Securities issued under the Indenture or any related Coupons in any material respect; (8) to establish the form or terms of Debt Securities and Coupons, if any, as permitted by the Indenture; (9) to evidence and provide for the acceptance of appointment thereunder by a successor Trustee with respect to one or more series of Debt Securities and to add to or change any of the provisions of the Indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (10) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, to eliminate any conflict between the terms of the Indenture and the Debt Securities issued thereunder and the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under the Indenture which will not be inconsistent with any provision of the Indenture; PROVIDED such other provisions shall not adversely affect the interests of the holders of outstanding Debt Securities or Coupons, if any, of any series created thereunder prior to such modification in any material respect.

    With the written consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by such modification voting separately, the Company and the applicable Trustee may modify the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Debt Securities and Coupons, if any, under the Indenture; PROVIDED, HOWEVER, that such modifications may not, without the consent of the holder of each outstanding Debt

Security of each series affected thereby: (i) change the Stated Maturity of any Debt Security or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the Stated Maturity of or reduce the amount of any payment to be made with respect to any Coupon, or change the coin or currency in which, any Debt Security or any premium or the interest thereon is payable, or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption
Date), or alter any redemption provisions in a manner adverse to the holders of such Debt Securities; (ii) reduce the percentage in principal amount of the outstanding Debt Securities, the consent of whose holders of such Debt Securities is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; (iii) adversely affect the right of such holder to convert any Debt Security; (iv) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby; or (v) modify any provision described in the applicable Prospectus Supplement as requiring the consent of each affected holder of Debt Securities.

    A modification which changes or eliminates any covenant or other provision of the Indenture with respect to one or more particular series of Debt Securities and Coupons, if any, or which modifies the rights of the holders of Debt Securities and Coupons of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Debt Securities and Coupons, if any, of any other series.

    The Indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding Debt Securities of any series, by notice to the relevant Trustee, may on behalf of the holders of the Debt Securities of such series waive any default and its consequences under the Indenture, except (1) a continuing default in the payment of interest on, premium, if any, or the principal of, any such Debt Security held by a nonconsenting holder or (2) a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of each series affected.

DEFEASANCE OF DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

    DEFEASANCE AND DISCHARGE. The Indenture provides that the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such Debt Securities, to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold money for payment in trust) upon the irrevocable deposit with the Trustee, in trust, of money and/or government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the dates such payments are due. Such discharge may occur only if, among other things, (a) the Company shall have delivered to the Trustee an opinion of counsel or a ruling from the United States Internal Revenue Service (an "IRS Ruling"), in either case to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit, defeasance and discharge; and (b) if the Debt Securities of such series are then listed on any national securities exchange, the Company shall have delivered to the Trustee an opinion of counsel or other instrument from such exchange to the effect that such discharge would not cause said Debt Securities to be delisted.

    DEFEASANCE OF CERTAIN COVENANTS. Upon compliance with certain conditions, the Company may omit to comply with certain restrictive covenants contained in the Indenture (or, if provided for in the applicable Prospectus Supplement, any other restrictive covenant relating to any series of Debt Securities provided for in a Board Resolution or supplemental indenture which, by its terms may be defeased pursuant to the terms of such series of Debt Securities) and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to any Debt Securities. The conditions include, among others: the deposit with the Trustee of money and/or government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium, if any, and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the dates such payments are due; and the delivery to the Trustee of an opinion of counsel or an IRS Ruling to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and related covenant defeasance.

LIMITED LIABILITY OF CERTAIN PERSONS

    The Indenture provides that no stockholder, incorporator, employee officer or director, as such, past, present or future of the Company or any successor corporation or any of the Company's Affiliates shall have any personal liability in respect of the obligations of the Company under the Indenture or the Debt Securities by reason of his, her or its status as such stockholder, incorporator, employee officer or director.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    The Indenture provides that each holder, by accepting any of the Debt Securities subject thereto, shall be deemed to have agreed that if the gaming authority of any jurisdiction of which the Company or any of its subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of the Debt Securities of a holder must be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such person fails to apply or become licensed or qualified or is found unsuitable, the Company shall have the right, at its option, (i) to require such person to dispose of its Debt Securities or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such gaming authority or (ii) to redeem such Debt Securities at a redemption price equal to the lesser of (A) such person's cost or (B) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities.

PAYMENT AND PAYING AGENTS

    The Company covenants and agrees for the benefit of each series of Debt Securities that it will duly and punctually pay the principal of (and premium, if any) and interest on the Debt Securities in accordance with the terms of the Debt Securities and the Indenture.

    If Debt Securities of a series are issuable only as Registered Securities, the Company will maintain in each Place of Payment for such series an office or agency where Debt Securities of that series may be presented or surrendered for payment, where Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the Indenture may be served.

    If Debt Securities of a series are issuable as Bearer Securities, the Company will maintain or cause to be maintained (A) in the Borough of Manhattan, the City and State of New York, an office or agency where any Registered Securities of that series may be presented or surrendered for payment, where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption, where notices and demands to or upon the Company in respect of the Debt Securities of that series and the Indenture may be served and where Bearer Securities of that series and related Coupons may be presented or surrendered for payment in the circumstances described in the following paragraph (and not otherwise), (B) subject to any laws or registration applicable thereto, in a Place of Payment for that series which is located outside the United States, an office or agency where Debt Securities of that series and related Coupons may be presented and surrendered for payment (including payment of any additional amounts payable on Debt Securities of that series, if so provided in such series); provided, however, that if the Debt Securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent for the Debt Securities of that series in London, Luxembourg or any other required city located outside the United States, as the case may be, so long as the Debt Securities of that series are listed on such exchange, and (C) subject to any laws or regulations applicable thereto, in a Place of Payment for that series located outside the United States an office or agency where any Registered Securities of that series may be surrendered for registration of transfer, where Debt Securities of that series may be surrendered for exchange or redemption and where notices and demands to or upon the Company in respect of the Debt Securities of that series and the applicable Indenture may be served. The Company will give prompt written notice to the applicable Trustee of the locations, and any change in the locations, of such offices or agencies. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the applicable Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the applicable Trustee, except that Bearer Securities of that series and the related coupons may be presented and surrendered for payment at the offices specified in the applicable Debt Security and the Company has appointed the applicable Trustee (or in the case of Bearer Securities, may appoint such other agent as may be specified in the applicable Prospectus Supplement) as its agent to receive all presentations surrenders, notices and demands.

    No payment of principal, premium or interest on Bearer Securities shall be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that, if the Debt Securities of a series are denominated and payable in U.S. dollars, payment of principal of and any premium and interest on Debt Securities (including any additional amounts payable on Securities of such series) of such series, if specified in the applicable Prospectus Supplement, shall be made at the office of the Company's Paying Agent in the Borough of Manhattan, the City and State of New York, if (but only if) payment in U.S. dollars of the full amount of such principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by the

Company in accordance with the Indenture is illegal or effectively precluded by exchange controls or other similar restrictions.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF CAPITAL STOCK

    As of December 19, 1996, the Company was authorized to issue 400,000,000 shares of Common Stock, $2.50 par value, of which 250,170,947 shares were issued and outstanding, and 24,832,700 shares of Preferred Stock, $1.00 par value, of which 14,832,300 shares designated as the "Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock" (the "PRIDES") were issued and outstanding.

    The following summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law and the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation").

COMMON STOCK

    Subject to such preferential rights as may be granted by the Board of Directors of the Company (the "Board of Directors") in connection with the future issuance of Preferred Stock, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock, each holder of shares of Common Stock is entitled to receive, ratably with each other holder of Common Stock, $2.50 per share out of the net assets of the Company available for distribution to its stockholders, and after such payment, holders of shares of Common Stock are entitled to share ratably in all remaining assets of the Company available for distribution. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares of Common Stock present and voting thereon. The outstanding shares of Common Stock are, and any shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable.

DELAWARE GENERAL CORPORATION LAW SECTION 203

    As a corporation organized under the laws of the State of Delaware, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which restricts certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of the Company's outstanding voting stock) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Board of Directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which such stockholder becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company), or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Board of Directors and authorized at an annual or special meeting of the Company's stockholders (and not by written consent) by the affirmative vote of at least
66 2/3% of the outstanding voting stock not owned by the interested stockholder.

PREFERRED STOCK

    Under the Certificate of Incorporation, shares of Preferred Stock may be issued from time to time, in one or more classes or series, as authorized by the Board of Directors, generally without the approval of the stockholders. Prior to issuance of shares of each series, the Board of Directors is required by the DGCL and the Certificate of Incorporation to adopt resolutions and file a Certificate of Designations (the "Certificate of Designations") with the Secretary of State of the State of Delaware, fixing for each such class or series the designations, powers, preferences and rights of the shares of such class or series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by the DGCL. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

    Subject to limitations prescribed by the DGCL and the Certificate of Incorporation and Bylaws, the Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock offered hereby will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

    Reference is made to the Prospectus Supplement relating to the class or series of Preferred Stock being offered for the specific terms thereof, including:

         (1) The title and stated value of such Preferred Stock;

         (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the purchase price of such Preferred Stock;

         (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

         (4) Whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

         (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

         (6) The provisions for a sinking fund, if any, for such Preferred
    Stock;

         (7) The provisions for redemption, if applicable, of such Preferred Stock;

         (8) Any listing of such Preferred Stock on any securities exchange;

         (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof) and conversion period;

        (10) Voting rights, if any, of such Preferred Stock;

        (11) Whether interests in such Preferred Stock will be represented by Depositary Shares;

        (12) A discussion of any material and/or special United States Federal income tax considerations applicable to such Preferred Stock;

        (13) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (14) Any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (15) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Certificate of Incorporation for these purposes, the term "equity securities" does not include convertible debt securities.

PREFERRED STOCK RIGHTS AGREEMENT

    On July 14, 1988, the Company adopted a Preferred Share Purchase Rights Plan ("Rights Plan") and declared a dividend distribution of one Right on each outstanding share of Common Stock and one Right on each share of Common Stock issued between July 14, 1988 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Rights Plan). The Rights are transferable only with the Common Stock until they become exercisable.

    Generally, the Rights become exercisable only if a person or group (other than Hilton Interests, as hereinafter defined) acquires 20% or more of the Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the Common Stock. Each Right entitles stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $150.

    If the Company is acquired in a merger or other business combination transaction, each Right entitles its holder to purchase, at the Right's then current price, a number of the acquiring company's common shares having a then current market value of twice the Right's exercise price. In addition, if a person or group (other than Hilton Interests) acquires 30% or more of the Company's outstanding Common Stock, other than pursuant to a cash tender offer for all shares in which such person or group increases its stake from below 20% to 80% or more of the outstanding shares of Common Stock, each Right entitles its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, shares of the Common Stock having a market value of twice the Right's exercise price.

    Following the acquisition by a person or group of beneficial ownership of 30% or more of the Common Stock and prior to an acquisition of 50% or more of the Common Stock, the Company's Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

    Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the Common Stock, the Rights are redeemable for one cent per Right at the option of the Company's Board of Directors.

    "Hilton Interests" refer to Barron Hilton and the Conrad N. Hilton Fund and the shares of Common Stock beneficially owned by them.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the Common Stock is ChaseMellon Shareholder Services LLC.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

    In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into other securities.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by such Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

    From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption and surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

    The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least 66 2/3% of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipt. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into securities of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITORY

    The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

    The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants"), Depositary Shares (the "Depositary Shares Warrants") or Common Stock (the "Common Stock Warrants," collectively with the Debt Warrants, the Preferred Stock Warrants and the Depositary Shares Warrants (the "Warrants"). Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such Offered Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

    The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the Debt Warrant certificates representing such Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the aggregate number of such Debt Warrants; (iii) the price or prices at which such Debt Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (v) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security; (vi) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (viii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (ix) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (x) a discussion of the material United States Federal income tax considerations applicable to the exercise of such Debt Warrants; and (xi) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

    Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

OTHER WARRANTS

    The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants, Depositary Shares Warrants and Common Stock Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the Securities for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) the number of such Warrants issued with each share of Preferred Stock, Common Stock or Depositary Share; (v) any provisions for adjustment of the number or amount of shares of Preferred Stock, Common Stock or Depositary Share receivable upon exercise of such Warrants or the exercise price of such Warrants; (vi) if applicable, the date on and after which such Warrants and the related Preferred Stock, Common Stock or Depositary Share will be separately transferable; (vii) if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of such Warrants; (viii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (ix) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and (x) the maximum or minimum number of such Warrants which may be exercised at any time.

EXERCISE OF WARRANTS

    Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities or shares of Preferred Stock, Common Stock or Depositary Share at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities, Depositary Share or shares of Preferred Stock or Common Stock purchasable upon such exercise. If less than all of the Warrants represented by such Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwriters; or (v) through a combination of any such methods of sale.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

    Offers to purchase Offered Securities may be solicited directly by the Company. Offers to purchase Offered Securities may also be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

    If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale.

    If an underwriter is, or underwriters are, utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. In connection with the sale of Offered Securities, such underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agents. Underwriters may also sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by the Company to underwriters in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement.

    Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase Offered Securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (b) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts. The Prospectus Supplement relating to such contracts will set forth the price to be paid for Offered Securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of Offered Securities pursuant to such contracts.

    The anticipated date of delivery of Offered Securities will be set forth in the applicable Prospectus Supplement relating to each offer.

                                 LEGAL MATTERS

    The validity of the Offered Securities will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Unless otherwise indicated in the Prospectus Supplement, if the Offered Securities are being distributed in an underwritten offering or through agents, Skadden, Arps, Slate, Meagher & Flom, LLP, Los Angeles, California, will act as counsel for such underwriters or agents.

                                    EXPERTS

    The consolidated financial statements in the Company's Annual Report on Form 10-K incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Bally Entertainment Corporation appearing in Bally Entertainment Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consoldiated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable or reimbursable by the Company in connection with the issuance and distribution of the Offered Securities.

SEC registration fee..............................................  $ 303,031
Fees and expenses of the Trustee..................................     25,000
Printing and engraving expenses...................................    250,000
Rating agency fees................................................     20,000
Legal fees and expenses...........................................    200,000
Blue Sky fees and expenses........................................     20,000
Accounting fees and expenses......................................     50,000
Miscellaneous.....................................................     31,969
                                                                    ---------
                                                                    $ 900,000
                                                                    ---------
                                                                    ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, Article XI of Hilton's Certificate of Incorporation and Paragraph 35 of Hilton's Bylaws authorize and empower Hilton to indemnify its directors, officers, employees and agents, and agreements with each of Hilton's directors and executive officers provide for indemnification against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of such person's relationship with Hilton, PROVIDED that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

    Hilton has purchased for the benefit of its officers and directors and those of certain subsidiaries insurance policies whereby the insurance companies agree, among other things, that in the event any such officer or director becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, such insurance companies will pay Hilton up to $100,000,000. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by an officer or director of Hilton or any subsidiary.

    Reference is made to any Underwriting Agreement to be incorporated by reference in the Prospectus, for provisions regarding indemnification of Hilton and its officers, directors and controlling persons against certain liabilities.

ITEM 16.  EXHIBITS.

    This Registration Statement includes the following exhibits:

EXHIBIT NO.                                          DESCRIPTION
-----------  -------------------------------------------------------------------------------------------
      *1.1   Form of Underwriting Agreement.

       2.1   Agreement and Plan of Merger, dated as of June 6, 1996, as amended, by and between the
               Company and Bally Entertainment Corporation (incorporated herein by reference from
               Exhibit 2.1 to the Company's Registration Statement on Form S-4 (Commission File No.
               333-10415)).

       4.1   Restated Certificate of Incorporation of the Company, as amended.

       4.2   Bylaws of the Company, as amended.

       4.3   Form of Indenture.

       4.4   Form of Note (included in Exhibit 4.3).

      *4.5   Form of Warrant.

      *4.6   Form of Warrant Agreement.

       5.1   Opinion of Latham & Watkins as to the legality of the securities being registered.

      12     Computation of Ratios of Earnings to Fixed Charges.

      23.1   Consent of Latham & Watkins (included in Exhibit 5.1).

      23.2   Consent of Arthur Andersen LLP.

      23.3   Consent of Ernst & Young LLP.

      24     Powers of Attorney of certain directors and officers of the Company (contained on the signature pages hereof).

    **25     Statement of Eligibility of Trustee on Form T-1.

------------------------

 * To be incorporated by reference in connection with the offering of the Offered Securities or to be filed by amendment.

**  To be filed pursuant to Section 305(b)(2) of the TIA.

ITEM 17.  UNDERTAKINGS.

    (a) The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424((b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on From S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Hilton hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Hilton's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (j) The Company hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on December 20, 1996.

                                HILTON HOTELS CORPORATION

                                By:  /s/ MATTHEW J. HART
                                     -----------------------------------------
                                     Matthew J. Hart
                                     EXECUTIVE VICE PRESIDENT AND CHIEF
                                     FINANCIAL OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen F. Bollenbach, Matthew J. Hart and Scott
A. LaPorta and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, each acting alone, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 1996:

         /s/ STEPHEN F. BOLLENBACH                        /s/ MATTHEW J. HART
-------------------------------------------   -------------------------------------------
           Stephen F. Bollenbach                            Matthew J. Hart
          Director, President and                     Executive Vice President and
          Chief Executive Officer                       Chief Financial Officer

            /s/ A. STEVEN CROWN                            /s/ BARRON HILTON
-------------------------------------------   -------------------------------------------
              A. Steven Crown                                Barron Hilton
                  Director                               Chairman of the Board

           /s/ ARTHUR M. GOLDBERG                          /s/ ERIC M. HILTON
-------------------------------------------   -------------------------------------------
             Arthur M. Goldberg                              Eric M. Hilton
                  Director                                      Director

          /s/ DIETER H. HUCKESTEIN                      /s/ BENJAMIN V. LAMBERT
-------------------------------------------   -------------------------------------------
            Dieter H. Huckestein                          Benjamin V. Lambert
                  Director                                      Director

           /s/ ROBERT L. JOHNSON                          /s/ DONNA F. TUTTLE
-------------------------------------------   -------------------------------------------
             Robert L. Johnson                              Donna F. Tuttle
                  Director                                      Director

             /s/ DONALD R. KNAB                          /s/ SAM D. YOUNG, JR.
-------------------------------------------   -------------------------------------------
               Donald R. Knab                              Sam D. Young, Jr.
                  Director                                      Director

                                 EXHIBIT INDEX

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
      *1.1   Form of Underwriting Agreement.

       2.1   Agreement and Plan of Merger, dated as of June 6, 1996, as amended, by and between the Company and
               Bally Entertainment Corporation (incorporated herein by reference from Exhibit 2.1 to the Company's
               Registration Statement on Form S-4 (Commission File No. 333-10415)).

       4.1   Restated Certificate of Incorporation of the Company, as amended.

       4.2   Bylaws of the Company, as amended.

       4.3   Form of Indenture.

       4.4   Form of Note (included in Exhibit 4.3).

      *4.5   Form of Warrant.

      *4.6   Form of Warrant Agreement.

       5.1   Opinion of Latham & Watkins as to the legality of the securities being registered.

      12     Computation of Ratios of Earnings to Fixed Charges.

      23.1   Consent of Latham & Watkins (included in Exhibit 5.1).

      23.2   Consent of Arthur Andersen LLP.

      23.3   Consent of Ernst & Young LLP.

      24     Powers of Attorney of certain directors and officers of the Company (contained on the signature pages hereof).

    **25     Statement of Eligibility of Trustee on Form T-1.

------------------------

* To be incorporated by reference in connection with the offering of the Offered Securities or to be filed by amendment.

**  To be filed pursuant to Section 305(b)(2) of the TIA.